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February 1, 2000

NBCi TO ACQUIRE ALLBUSINESS.COM, A LEADING BUSINESS-TO-BUSINESS INTERNET
SERVICE

SAN FRANCISCO - FEBRUARY 1, 2000, CA - NBC Internet, Inc. (Nasdaq:
NBCI) today announced it has entered into an agreement to acquire AllBusiness.com (www.allbusiness.com), a Web service designed to be the virtual partner for small and growing businesses, in an all-stock agreement to be valued at closing at approximately $225 million. In addition, NBCi will assume outstanding options of AllBusiness.com. The transaction is expected to close by the end of the first quarter and is subject to customary closing conditions.

AllBusiness.com is a leading destination Web site offering comprehensive, practical solutions to the everyday challenges of starting, managing and growing a business. By aggregating high-quality services, products, tools and information, as well as offering expert advice, the site provides entrepreneurs and small businesses with a single point of access for resources that enhance operations, solve problems and save money.

The acquisition of AllBusiness.com - which will join NBCi's ComFind business directory service and Snap Business Network - marks a major step in the formation of NBCi's business-to-business division. NBCi expects to unveil additional components of its business-to-business strategy in the coming weeks and months.

NBCi currently is in a quiet period associated with a registration statement filed in connection with a follow-on offering of NBCi Class A common stock, previously announced on January 14, 2000.

"Joining forces with AllBusiness.com takes us one step closer to leveraging NBCi's core competencies and strengths, as well as potential synergies with our existing partners. We believe AllBusiness.com will provide a particularly broad platform from which we can develop and integrate our ongoing opportunities," said Chris Kitze, CEO of NBC Internet, Inc.

Teymour Boutros-Ghali, AllBusiness.com's CEO, said: "AllBusiness.com has worked hard to build a one-stop, business-intelligence service, offering small and mid-size companies easy access to the best online resources, information, services and products. This agreement to unite with NBCi, a respected global integrated media company, will expand our ability to effectively


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reach this under-served market."

In December of 1999, NBCi announced the appointment of Alan Braverman to the position of President of NBCi's Business-to-Business Division. Braverman, who will lead the integration of AllBusiness.com with NBCi's other business services, formerly served as the senior managing director and head of Internet research at both Banc of America Securities and Deutsche Bank Securities.

Braverman said: "The acquisition of AllBusiness.com is an important component of NBCi's Business-to-Business division which we have been working diligently to assemble over the past few months. I look forward to close involvement with the day-to-day operations of this exciting service as we work to integrate AllBusiness.com with NBCi's existing business services and utility products, and with future partnerships and acquisitions."

ABOUT ALLBUSINESS.COM
Founded in November 1998, the company has grown to more than 100 employees with offices in San Francisco's financial district. AllBusiness.com is a privately held company financed by American City Business Journals, Canaan Partners, Intel Corporation, Technology Crossover Ventures (TCV), Venture Strategy Group and other venture and corporate investors.

ABOUT NBC INTERNET, INC. (NBCi)
NBC Internet, Inc. (NBCi), a branded global integrated media company, commenced operations in November 1999. NBCi integrates major media platforms, including Internet, broadcast and cable television and radio, to deliver powerful ways for partners to connect with users and customers. NBCi's flagship consumer Web site, Snap (www.snap.com), provides a comprehensive online experience to users worldwide via Internet search & directory, community, shopping, e-commerce, multimedia and entertainment services across all bandwidths.

NBCi was created through the combination of Snap, XOOM.com, NBC.com, NBC Interactive Neighborhood, AccessHollywood.com, VideoSeeker and a 10 percent equity stake in CNBC.com. NBC Internet publicly trades under the ticker NBCI on The Nasdaq Stock Market-Registered Trademark-. NBC holds a 47.3 percent ownership stake in NBCi and brings to the venture the storied heritage of 70 years of branded media and technology innovations. NBCi is headquartered in San Francisco and has offices in New York City, Los Angeles, Chicago and Paris, France. For more information about NBCi and its constituent Internet services, please see the NBCi corporate Web site at www.nbci.com.

This press release contains statements that are forward-looking. These statements are based on NBCi's expectations of its future results as of the date of this press release. Actual results may differ materially from those projected because of a number of risks and uncertainties, including those listed from time to time in NBC Internet Inc.'s SEC reports, including but not limited to XOOM.com, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998; XOOM.com's Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999; the Registration Statements on Form S-4 and Form S-1 filed by NBC Internet, Inc., as amended. Important factors that could cause the results to differ materially from those in any such forward-looking statements include: NBCi's limited operating history; unpredictability of its quarter-to-quarter results; its unproven business model and dependence on members; risks associated with its international operations; its reliance on a network infrastructure; its dependence on vendors and suppliers; management of its growth and expansion; risks associated with brand development; its


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reliance on advertising revenue; intense competition with other Web communities and businesses; the risks of infringement of intellectual property rights; risks associated with acquisitions; and reliance on strategic relationships.

CONTACTS:

Robert Silverman, NBCi, 212-664-2756,
robert.silverman@nbc.com

Frances Byrne, NBCi, 415-875-7913,
francesb@nbci.com

Michelle Frigo, AllBusiness.com, 415-395-4307, mfrigo@allbusiness.com